ESSEX PROPERTY TRUST, INC. EXECUTIVE SEVERANCE PLAN

Amended and Restated Effective as of February 21, 2024
1.    Purpose. Essex Property Trust, Inc. (the “Company”) considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel. The Board of Directors of the Company (the “Board”) recognizes, however, that, as is the case with many publicly-held corporations, the possibility of an involuntary termination, including in connection with a Change in Control (as defined in Section 3 hereof) exists, and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders. Therefore, the Board adopted the Essex Property Trust, Inc. Executive Severance Plan (the “Plan”) to reinforce and encourage the continued attention and dedication of the Covered Employees (as defined below) to their assigned duties without distraction. This Plan is hereby amended and restated effective as of the date set forth above (the “Effective Date”).
This Plan is intended to be a top-hat plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
2.    Eligibility. For purposes of this Plan, “Covered Employees” shall mean the officers and members of senior management of the Company holding a title of Senior Vice President or above who are employed by the Company or any of its subsidiaries or affiliates (together with the Company, the “Employers”). For the avoidance of doubt, an employee will continue to be considered a Covered Employee if he or she is on an Employer-approved leave of absence but the term Covered Employee does not include an employee who is classified as part-time, temporary, casual or seasonal. Independent contractors and consultants are not eligible to participate in the Plan.
3.    Change in Control. For purposes of this Plan, a “Change in Control” shall have the meaning given to such term in the Company’s 2018 Stock Award and Incentive Compensation Plan, as amended from time to time. If a Change in Control constitutes a payment event under this Plan with respect to any Severance Benefit (as defined below) that provides for the deferral of compensation that is subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, the transaction or event shall only constitute a Change in Control for purposes of the payment timing of such payment if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).
4.    Terminating Events.
(a)    For purposes of this Plan, a “CIC Terminating Event” shall mean the termination of employment of a Covered Employee other than for Cause (and other than as a result of the Covered Employee’s death or disability (as determined under the Employers’ then existing long-term disability coverage)) or termination by the Covered Employee of the Covered Employee’s employment with the Employers for Good Reason, in either case during the Change in Control Period (as defined below). A CIC Terminating Event shall not be deemed to have occurred pursuant to this Section 4(a) solely as a result of the Covered Employee being an employee of any direct or indirect successor (or affiliate thereof) to the business or assets of the Employer, rather than continuing as an employee of the Employers following a Change in Control.
(i)    For purposes of this Plan, the “Change in Control Period” shall mean (A) the 24 months following a Change in Control or (B) the two-month period prior to the date of a Change in Control (the “Change in Control Period”), provided that a termination under this clause (B) will not qualify as a CIC Terminating Event unless it is reasonably demonstrated by the Covered Employee that his or her termination of employment (1) was at the request of a third party that had taken steps reasonably calculated to effect such Change in Control or (2) otherwise arose in connection with or anticipation of a Change in Control (such a termination, an “Anticipatory Termination”).

(ii)    For purposes of this Plan, “Cause” shall mean, and shall be limited to, the occurrence of any one or more of the following events:
(A)    A willful act of dishonesty by the Covered Employee with respect to any matter involving any of the Employers; or
(B)    Conviction of the Covered Employee of a crime involving moral turpitude; or
(C)    The deliberate or willful failure by the Covered Employee (other than by reason of the Covered Employee’s physical or mental illness, incapacity, or disability) to substantially perform the Covered Employee’s duties with the Employers and the continuation of such failure for a period of 30 days after delivery by the Employers to the Covered Employee of written notice specifying the scope and nature of such failure and their intention to terminate the Covered Employee for Cause.
For purposes of clauses (A) and (C) of this Section 4(a)(i), no act, or failure to act, on the Covered Employee’s part shall be deemed “willful” unless done, or omitted to be done, by the Covered Employee without reasonable belief that the Covered Employee’s act, or failure to act, was in the best interest of the Employers.
(iii)    For purposes of this Plan, “Good Reason” shall mean the occurrence of any of the following events during the Change in Control Period:
(A)    A substantial adverse change in the nature or scope of the Covered Employee’s responsibilities, authorities, title, powers, functions, or duties from the responsibilities, authorities, powers, functions, or duties exercised by the Covered Employee immediately prior to the Change in Control; or
(B)    A reduction in the Covered Employee’s annual base salary as in effect immediately prior to the Change in Control or as the same may be increased from time to time; or
(C)    A reduction in the Covered Employee’s annual bonus opportunity to an annual bonus opportunity that is less than the highest bonus opportunity during the three fiscal years preceding the date of the Change in Control or as the same may be increased from time to time; or
(D)    A reduction of the Covered Employee’s target annual long-term incentive opportunity from the target annual long-term incentive opportunity as in effect immediately prior to the Change in Control or as the same may be increased from time to time;
(E)    A material reduction in the Covered Employee’s savings and retirement program opportunities, health and welfare benefits and fringe benefits, in the aggregate, to a level that is less favorable than such benefits and opportunities, in the aggregate, as are in effect on immediately prior to the Change in Control or as the same may be increased from time to time; or
(F)    The relocation of the Employers’ offices at which the Covered Employee is principally employed immediately prior to the date of a Change in Control to a location more than 30 miles from such offices, or the requirement by the Employers for the Covered Employee to be based anywhere other than the Employers’ offices at such location, except for required travel on the Employers’ business to an extent substantially consistent with the Covered Employee’s business travel obligations immediately prior to the Change in Control; or
(G)    The failure by the Employers to pay to the Covered Employee any portion of his compensation or to pay to the Covered Employee any portion of an installment of deferred compensation under any deferred compensation program of the Employers within 15 days of the date such compensation is due without prior written consent of the Covered Employee; or
(H)    The failure by the Employers to obtain an effective agreement from any successor to assume and agree to perform the obligation of the Employers under this Plan; or
(I)    Any material breach by the Company or by any successor of the Company of this Plan.
Notwithstanding the foregoing to the contrary, none of the circumstances described above will constitute Good Reason unless the Covered Employee has provided written notice to the Company that such circumstances exist within 90 days of the Covered Employee’s learning of such circumstances and the Company has failed to cure such circumstances within 30 days following its receipt of such notice; and provided further, that the Covered Employee did not previously consent in writing to the action leading to the Covered Employee’s claim of resignation for Good Reason.
(b)    For purposes of this Plan, a Covered Employee will be considered to have experienced a “Non-CIC Terminating Event” only if (i) his or her employment with the Employer is involuntarily terminated by action of the Employer other than for Cause (and other than as a result of the Covered Employee’s death or disability (as determined under the Employers’ then existing long-term disability coverage)), which termination does not occur during the Change in Control Period, (ii) the termination is not subject to any of the following exclusions:
(i)    The Covered Employee voluntarily resigns or abandons his or her employment (including any such resignation following receipt of advance notice from the Employer of his or her Non-CIC Terminating Event but prior to the termination date designated by the Employer or any affiliated or successor employer);
(ii)    The Covered Employee accepts alternate employment with the Employer or any affiliated or successor employer before his or her termination date or within 30 days following his or her termination date;
(iii)    The Covered Employee is terminated for Cause or is involuntarily terminated because of performance related reasons;
(iv)    The Covered Employee is otherwise discharged for any reason that does not constitute a Non-CIC Terminating Event, including as a result of death or disability; or
(v)    The Covered Employee is terminated by the Employer or any affiliated or successor employer due to his or her failure to accept or comply with, or he or she resigns after receiving, an offer of a “Comparable Position” with the Employer or any affiliated or successor employer. A “Comparable Position” means, except if otherwise agreed to in writing by the Covered Employee, an employment position that does not: (A) materially reduce the Covered Employee’s duties, authority or responsibilities relative to the Covered Employee’s duties, authority or responsibilities as in effect immediately prior to the applicable offer of employment or change of employment position (provided that a change in the title or reporting structure applicable to a Covered Employee with a title of Senior Vice President prior to any such change in title will not alone constitute a material reduction of duties, authority or responsibilities under this clause (A)); (B) reduce the Covered Employee’s Base Pay by more than 20%; or (C) require a relocation of the Covered Employee to a facility or a location that increases the one-way commute of the Covered Employee by more than 30 miles, based on the Covered Employee’s commute immediately prior to the applicable offer of employment or change of employment position (provided that any employment position that is relocated as a result of the relocation of the Employer’s headquarters at which the Covered Employee works to another location within the San Francisco Bay Area shall be considered a “Comparable Position” for purposes of this clause (C)).

(c)    For purposes of this Plan, a “Terminating Event” shall mean either a CIC Terminating Event or a Non-CIC Terminating Event.
5.    Termination Benefits. A Covered Employee shall be eligible to receive the severance payments and benefits set forth in this Section 5 (the “Severance Benefits”) upon a Terminating Event, subject to the terms and conditions set forth in this Plan, including the requirement that he or she has timely signed a Release (as defined in Section 5(d)) and such Release has become effective and he or she has complied with the terms of this Plan, including Section 6.
(a)    Non-CIC Terminating Event. In the event of a Covered Employee’s Non-CIC Terminating Event, the Employers shall pay to the Covered Employee a cash severance payment determined as follows (the “Non-CIC Cash Severance Payment”), which Non-CIC Cash Severance Payment shall be paid in one lump sum payment no later than 65 days following the Date of Termination, subject to any restrictions and delay contemplated below:
(i)    with respect to a Covered Employee who holds a title of Senior Vice President at the time of his or her Non-CIC Terminating Event, an amount equal to (A) his or her Weekly Base Pay (as defined in Appendix A), multiplied by (B) the number of weeks determined under the benefit schedule set forth in Appendix A as applicable to such Covered Employee based on his or her position and Years of Service (as defined in Appendix A) at the time of his or her Non-CIC Termination; and
(ii)    with respect to a Covered Employee who holds a title of Executive Vice President at the time of his or her Non-CIC Terminating Event, an amount equal to:
(A)    (1) His or her current Weekly Base Pay (as defined in Appendix A), multiplied by (2) the number of weeks determined under the benefit schedule set forth in Appendix A as applicable to such Covered Employee based on his or her position and Years of Service (as defined in Appendix A) at the time of his or her Non-CIC Termination; plus
(B)    His or her target annual bonus for the calendar year in which the Non-CIC Terminating Event occurs, determined prior to any reductions for pre-tax contributions to a cash or deferred arrangement or a cafeteria plan, prorated to reflect the portion of such year that has elapsed prior to the date of such Non-CIC Terminating Event; and
(iii)    in the event the Covered Employee was serving as the Chief Executive Officer of the Company at the time of his or her Non-CIC Terminating Event, an amount equal to:
(A)    Two times his or her current annual base salary, determined prior to any reductions for pre-tax contributions to a cash or deferred arrangement or a cafeteria plan; plus
(B)    His or her target annual bonus for the calendar year in which the Non-CIC Terminating Event occurs, determined prior to any reductions for pre-tax contributions to a cash or deferred arrangement or a cafeteria plan, prorated to reflect the portion of such year that has elapsed prior to the date of such Non-CIC Terminating Event.
(b)    CIC Terminating Event. In the event of a Covered Employee’s CIC Terminating Event, the Employers shall pay to the Covered Employee the following:
(i)    An amount equal to the sum of the following (the “CIC Cash Severance Payment”), which CIC Cash Severance Payment shall be paid in one lump sum payment no later than 65 days following the Date of Termination, subject to any restrictions and delay contemplated below:

(A)    with respect to a Covered Employee who holds a title of Senior Vice President at the time of his or her CIC Terminating Event (determined without regard to any change in title that serves as the basis for the Covered Employee’s resignation for Good Reason), an amount equal to:
(1)    His or her current annual base salary, determined prior to any reductions for pre-tax contributions to a cash or deferred arrangement or a cafeteria plan and prior to any reduction that serves as the basis for the Covered Employee’s resignation for Good Reason; plus
(2)    His or her target annual bonus for the calendar year in which the CIC Terminating Event occurs, determined prior to any reductions for pre-tax contributions to a cash or deferred arrangement or a cafeteria plan and prior to any reduction that serves as the basis for the Covered Employee’s resignation for Good Reason; less
(3)    In the case of any CIC Terminating Event that occurs within two months prior to a Change in Control, any Non-CIC Cash Severance Payment already paid to the Covered Employee as a result of his or her Non-CIC Terminating Event pursuant to Section 5(a) above);
(B)    with respect to a Covered Employee who holds a title of Executive Vice President at the time of his or her CIC Terminating Event (determined without regard to any change in title that serves as the basis for the Covered Employee’s resignation for Good Reason), an amount equal to:
(1)    Two times his or her current annual base salary, determined prior to any reductions for pre-tax contributions to a cash or deferred arrangement or a cafeteria plan and prior to any reduction that serves as the basis for the Covered Employee’s resignation for Good Reason; plus
(2)    Two times his or her target annual bonus for the calendar year in which the CIC Terminating Event occurs, determined prior to any reductions for pre-tax contributions to a cash or deferred arrangement or a cafeteria plan and prior to any reduction that serves as the basis for the Covered Employee’s resignation for Good Reason; less
(3)    In the case of any CIC Terminating Event that occurs within two months prior to a Change in Control, any Non-CIC Cash Severance Payment already paid to the Covered Employee as a result of his or her Non-CIC Terminating Event pursuant to Section 5(a) above);
(C)    in the event the Covered Employee was serving as the Chief Executive Officer of the Company at the time of his or her CIC Terminating Event (determined without regard to any change in title that serves as the basis for the Covered Employee’s resignation for Good Reason), an amount equal to:
(1)    Three times his or her current annual base salary, determined prior to any reductions for pre-tax contributions to a cash or deferred arrangement or a cafeteria plan and prior to any reduction that serves as the basis for the Covered Employee’s resignation for Good Reason; plus
(2)    Three times his or her target annual bonus for the calendar year in which the CIC Terminating Event occurs, determined prior to any reductions for pre-tax contributions to a cash or deferred arrangement or a cafeteria plan and prior to any reduction that serves as the basis for the Covered Employee’s resignation for Good Reason; less
(3)    In the case of any CIC Terminating Event that occurs within two months prior to a Change in Control, any Non-CIC Cash Severance Payment already paid to the

Covered Employee as a result of his or her Non-CIC Terminating Event pursuant to Section 5(a) above); plus
(ii)    The Employers shall pay to the Covered Employee an amount equal to (A) twenty-four multiplied by (B) the total monthly premium for both the Employer and Covered Employee portion of the cost of health and dental insurance benefits pursuant to COBRA for the Covered Employee and his or her covered dependents who were participating in the Company’s plans as of the date of such CIC Terminating Event (based on the premium in effect at the time of the CIC Terminating Event), which amount shall be paid in one lump sum payment no later than 65 days following the Date of Termination, subject to any restrictions and delay contemplated below; plus
(iii)    The Employers shall pay to the Covered Employee an amount equal to (A) twenty-four multiplied by (B) the total monthly premium for both the Employer and Covered Employee portion of the cost of life insurance benefits for the Covered Employee as of the date of such CIC Terminating Event (based on the premium in effect at the time of the CIC Terminating Event), which amount shall be paid in one lump sum payment no later than 65 days following the Date of Termination, subject to any restrictions and delay contemplated below; plus
(iv)    All outstanding equity or equity-based awards (including any equity awards granted in connection with or following a Change in Control) shall become fully vested and exercisable (if the award is granted in the form of an exercisable right) at the time of a CIC Terminating Event, without regard to whether the awards were granted prior to or following the Effective Date; provided, however, that any such awards granted prior to the Change in Control that vest in whole or in part based on the attainment of performance-vesting conditions shall be governed by the terms of the applicable equity award agreement. Nothing in this Section 5(b)(iv) shall be construed to limit any more favorable vesting applicable to a Covered Employee’s equity or equity-based awards under any Company equity plan and/or the award agreements under which the awards were granted. The foregoing provisions are hereby deemed to be a part of each equity or equity-based awards and to supersede any less favorable provision in any agreement or plan regarding such equity or equity-based awards; plus
(v)    The Company shall, at its sole expense as incurred, provide the Covered Employees with outplacement services, the cost of which shall not exceed $20,000 per Covered Employee (it being understood that no payment will be made in lieu of any services that are not utilized); provided that in order to receive such services, the Covered Employee must advise the Company of his or her intent to use such services within 90 days of the Terminating Event and such services must be used within 24 months following the Date of Termination.
(c)    No Duplication of Benefits.
(i)    In the event of a Covered Employee’s Terminating Event, the Covered Employee shall only be entitled to receive Severance Benefits under Section 5(a) or Section 5(b) of this Plan, but in no event will a Covered Employee be entitled to benefits under more than one such section.
(ii)    Unless otherwise determined by the Plan Administrator, this Plan shall be the only plan, agreement or arrangement with respect to which benefits may be provided to a Covered Employee upon a termination of employment and supersedes all prior agreements, arrangements or related communications of the Employers relating to separation benefits or accelerated vesting benefits for the Covered Employees, whether formal or informal, or written or unwritten. Notwithstanding the foregoing, the terms of the Company’s equity plans and any applicable award agreement shall continue to govern the terms of any equity awards and any treatment thereunder shall continue to apply to such equity awards to the extent more favorable than the treatment set forth in this Plan.
(iii)    A Covered Employee shall not be entitled to any severance benefits under this Plan which duplicate a payment or benefit received or receivable by the Covered Employee under any other plan, program or arrangement of the Employers (or any severance or pay in lieu of notice required by applicable law or regulation, including any pay and benefits received in lieu of notice pursuant to the Worker Adjustment and Retraining Notification Act of 1988 or a state law counterpart (collectively, “WARN”) or any similar state or local statute, rule or regulation, or pay or benefits during any period of garden leave or a leave of absence after being given notice of the termination of his or her employment scheduled by the Employer to comply with WARN or any similar state or local statute, rule or regulation (“WARN Leave of Absence Pay”). If, notwithstanding Section 5(c)(ii), a Covered Employee has a right to payments or benefits under any other plan, program or arrangement of the Employers or any severance or pay in lieu of notice required by applicable law or regulation in connection with a Terminating Event that duplicate the Severance Benefits under this Plan, the Severance Benefits under this Plan shall be reduced, dollar for dollar, by the amount of the duplicate payment(s) and benefit(s). The benefits provided under this Plan are intended to satisfy, in whole or in part, any and all statutory obligations that may arise out of a Covered Employee’s termination of employment, and the Company shall so construe and enforce the terms of this Plan. The Plan Administrator’s decision to waive all or a portion of such reductions to the Severance Benefits of one employee and the amount of such reductions shall in no way obligate the Plan Administrator to waive the same reductions in the same amounts to the Severance Benefits of any other employees, even if similarly situated. Such reductions may be applied on a retroactive basis, with Severance Benefits previously paid being re-characterized as payments pursuant to a statutory obligation of an Employer.
(d)    Releases. No Severance Benefits shall be made to or on behalf of a Covered Employee unless he or she provides a signed release of employment-related and other claims in such form as the Plan Administrator may require (the “Release”). The Release will include specific information regarding the amount of time the Covered Employee will have to consider the terms of the Release and return the signed agreement to the Company and will also include the Covered Employee’s agreement to the provisions of Section 6 of the Plan. In no event will the period to return the Release be longer than 55 days, inclusive of any revocation period set forth in the release, following the Covered Employee’s Date of Termination.
(e)    No Mitigation. A Covered Employee is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Covered Employee by the Employers under this Plan. Further, the amount of any payment provided for in this Plan shall not be reduced by any compensation earned by the Covered Employee as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Covered Employee to the Employers, or otherwise.
6.    Restrictive Covenants. A Covered Employee’s receipt of Severance Benefits pursuant to Section 5 will be subject to the Covered Employee continuing to comply with the provisions of this Section 6.
(a)    Restrictive Covenants. A Covered Employee will be required to comply with the terms of any employee handbook or any code of conduct of the Employer or any of its affiliates and/or other any confidential information agreement, proprietary information and inventions agreement, and/or agreement regarding restrictive covenants between the Covered Employee and the Employer or any of its affiliates. In addition, without limiting the foregoing, as a condition to receiving Severance Benefits under this Plan, each Covered Employee is deemed to agree as follows and must confirm such agreement in his or her Release:
(i)    During his or her employment, a Covered Employee will acquire, learn, or receive trade secrets, proprietary and confidential information about or belonging to the Company and its affiliates, which includes without limitation information concerning customers and prospective customers, employees and other service providers, suppliers and vendors, contact lists, research and development, business plans and proposals, business strategies, financial information and financial statements, projections budgets, licenses, legal matters, sales and marketing methods, contract terms, purchase history, prices and costs, inventions, ideas, processes, formulas, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, techniques, and other proprietary or confidential information of the Company or other third parties who entrusted such information to the Company and its affiliates as well as any information that the Company or any affiliate is required to keep in confidence pursuant to legal, contractual or other requirements, together with copies and derivatives thereof (“Confidential Information”); provided, however, Confidential Information does not include information that (A) is or becomes known to the public, other than as a result of the Covered Employee’s disclosure in violation of this Plan or of any other person’s breach of a legal or contractual obligation to the Company or its affiliates, or (B) was demonstrably known by the Covered Employee prior to his or her employment with the Company or its affiliates and not as a result of anyone else’s breach of a legal or contractual obligation. In consideration for the benefits provided in this Plan, at all times prior to and following the Covered Employee’s Date of Termination, a Covered Employee shall not use or disclose any Confidential Information for any reason or purpose whatsoever. In the event a Covered Employee is required by law or legal process to disclose any Confidential Information, the Covered Employee shall provide prompt written notice of such (within 5 business days) to the Company’s Human Resources Department and cooperate with the Company so that legal protection for the Confidential Information may be sought. In the event that such protection is not obtained, the Covered Employee’s compliance with the non-disclosure provisions of this Section 6 shall be waived only to the extent required to comply with such law or legal process, and the Covered Employee will make best efforts to ensure that confidential treatment will be accorded to any Confidential Information being disclosed.
(ii)    As a condition to receiving any benefits under the Plan, a Covered Employee must return to the Company all Company documents (and all copies thereof) and other Company property that he or she had in his or her possession at any time, including but not limited to Company files, notes, drawings, records, business plans and forecasts, financial information, specification, computer-recorded information, tangible property (including, but not limited to, computers, laptops, pagers, etc.), credit cards, entry cards, identification badges and keys and any materials of any kind which contain or embody any Confidential Information of the Company and its affiliates (and all reproductions thereof). A Covered Employee shall be required to confirm his or her compliance with this clause (ii) in writing as a condition to his or her receipt of benefits under this Plan.
(iii)    Subject to Section 6(c), as a condition to receiving any benefits under the Plan, a Covered Employee shall not make any defamatory statements or comments about the Company or its affiliates or their respective employees, officers, directors, shareholders, vendors, products or services, business, technologies, market position or performance. Nothing in this subsection (iii) will prohibit a Covered Employee or the Company or any affiliate from providing truthful information in response to a subpoena or other legal process.
(b)    Irreparable Harm. A breach of this Section 6 will cause irreparable harm to the Company and its affiliates and monetary damage would not be an adequate remedy and each Covered Employee agrees that the Company and its affiliates shall be entitled to injunctive relief and specific performance, in addition to other available remedies, for any breach or threatened breach of this Section 6, without the necessity of proving actual damages or posting a bond or other security. In addition, the Company and its affiliates shall be entitled to cease all Severance Benefits under the Plan in the event of a Covered Employee’s breach of this Section 6.
(c)    Other Protections. Notwithstanding anything in this Plan to the contrary, nothing contained in this Plan shall prohibit a Covered Employee from (i) communicating directly with, filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Equal Employment Opportunity Commission, the National Labor Relations Board (the

“NLRB”), the Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to his attorney(s) or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, and/or (iii) receiving an award for information provided to any Government Agency. Further, nothing herein will prevent a Covered Employee from participating in activity permitted by Section 7 of the National Labor Relations Act or from filing an unfair labor practice charge with the NLRB. For the avoidance of doubt, a Covered Employee does not need to notify or obtain the prior authorization of the Company to exercise any of the foregoing rights. Pursuant to 18 USC Section 1833(b), a Covered Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, nothing in this Plan is intended to or shall preclude any Employer or any affiliate or any Covered Employee from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. If a Covered Employee is required to provide testimony, then unless otherwise directed or requested by a Government Agency or law enforcement, the Covered Employee shall notify the Company as soon as reasonably practicable after receiving any such request of the anticipated testimony. Further, nothing in this Plan prevents a Covered Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Covered Employee has reason to believe is unlawful.
7.    Federal Excise Tax Under Section 4999 of the Code.
(a)    Treatment of Excess Parachute Payments. In the event that any benefits payable to a Covered Employee pursuant to this Plan, either alone or in conjunction with other compensatory payments (“Payments”) (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 7 would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the “Excise Tax”), then the Covered Employee’s Payments shall be either (i) provided to the Covered Employee in full, or (ii) provided to the Covered Employee as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by the Covered Employee, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. In the event of a reduction of benefits hereunder, the Accountants (as defined below) shall determine which benefits shall be reduced so as to achieve the principle set forth in the preceding sentence. In no event shall the foregoing be interpreted or administered so as to result in an acceleration of payment or further deferral of payment of any amounts (whether under this plan or any other plan) in violation of Section 409A of the Code.
(b)    Determination of Amounts. All computations and determinations called for by this Section 7 shall be promptly determined and reported in writing to the Company and the Covered Employees by independent public accountants or other independent advisors selected by the Company that are not serving as the accountant or auditors for the individual, entity or group effecting the Change in Control (the “Accountants”), and all such computations and determinations shall be conclusive and binding upon the Covered Employees and the Company. For the purposes of such determinations, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Covered Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make their required determinations. The Company shall bear all fees and expenses charged by the Accountants in connection with this Section 7.
(c)    Potential Increase in Benefits. Notwithstanding any other provision of this Section 7, if (i) there is a reduction in the payments to a Covered Employee as described in this Section 7, (ii) the IRS later determines that the Covered Employee is liable for the Excise Tax, the payment of which would result in the maximization of the Covered Employee’s net after-tax proceeds (calculated as if the Covered Employee’s benefits had not previously been reduced), and (iii) the Covered Employee pays the Excise Tax, then the Company shall pay to the Covered Employee those payments which were reduced pursuant to this Section 7, within 30 days after the Covered Employee pays the Excise Tax so that the Covered Employee’s net after-tax proceeds with respect to the payment of the Payments are maximized.
8.    Withholding. All payments made by the Employers under this Plan shall be net of any tax or other amounts required to be withheld by the Employers under applicable law.
9.    Notice and Date of Termination.
(a)    Notice of Termination. Any purported termination of a Covered Employee’s employment (other than by reason of death) resulting in a Terminating Event shall be communicated by written Notice of Termination from the Employers to the Covered Employee or vice versa in accordance with this Section 9. For purposes of this Plan, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Plan relied upon and the Date of Termination. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than 2/3 of the entire membership of the Board at a meeting of the Board (after reasonable notice to the Covered Employee and an opportunity for the Covered Employee, accompanied by the Covered Employee’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the termination met the criteria for Cause set forth in Section 4(a) hereof (references to the Board shall refer to any successor board of directors if the Board is no longer constituted).
(b)    Date of Termination. “Date of Termination,” with respect to any purported termination of a Covered Employee’s employment resulting in a Terminating Event, shall mean the date specified in the Notice of Termination. In the case of a termination by the Employers other than a termination for Cause (which shall not be effective until the requirements of Section 9(a) have been satisfied), the Date of Termination shall not be less than 30 days after the Notice of Termination if given. In the case of a termination by a Covered Employee, the Date of Termination shall be the date that the cure period contemplated under Section 4(a) has expired if the Company has failed to remedy within such period the circumstances constituting Good Reason. Notwithstanding Section 4(a) of this Plan, in the event that a Covered Employee gives a Notice of Termination to the Employers, the Employers may unilaterally accelerate the Date of Termination and such acceleration shall not result in a second Terminating Event for purposes of this Plan.
10.    Severability. If any portion or provision of this Plan shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Plan, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Plan shall be valid and enforceable to the fullest extent permitted by law.
11.    Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Plan, or the waiver by any party of any breach of this Plan, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
12.    Notices. Any notice required or permitted by this Plan shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by electronic mail transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to a Covered Employee at the most recent address on the Company’s personnel records and to the Company at its principal place of business to the attention of the Compensation Committee of the Board, or such other address as either party may specify in writing.
13.    Effect on Other Plans. Subject to Section 5(c), nothing in this Plan shall be construed to limit the rights of the Covered Employees under the Employers’ benefit plans, programs or policies.
14.    Administration. The Plan is administered by the “Plan Administrator,” which is the “named fiduciary” of the Plan for purposes of ERISA. The Plan Administrator will be the Compensation Committee of the Board. The Plan Administrator has the discretion to interpret the terms of the Plan and to make all determinations about eligibility and payment of benefits. All decisions of the Plan Administrator, any action taken by the Plan Administrator with respect to the Plan and within the powers granted to the Plan Administrator under the Plan, and any interpretation by the Plan Administrator of any term or condition of the Plan, are conclusive and binding on all persons, and will be given the maximum possible deference allowed by law. The Plan Administrator may delegate and reallocate any authority and responsibility with respect to the Plan.
15.    Amendment and Termination of Plan. The Plan Administrator may amend or terminate this Plan at any time or from time to time; provided, however, that no such amendment shall, without the consent of the Covered Employees, in any material adverse way affect the rights of the Covered Employees, and no Plan termination shall be made without the written consent of the Covered Employees.
16.    Code Section 409A. This Plan and any payments provided for herein are intended to comply with, or qualify for an exemption from, the requirements of Section 409A of the Code (“Code Section 409A”) and will be interpreted and administered in accordance with such intention. Specifically, it is the Employer’s intention that any Severance Benefits be paid within the “applicable 2½ month period” for short-term deferrals within the meaning of Treasury Regulation Section 1.409A-1(b)(4)(i), and, to the extent that the short-term deferral exception is not available, the Severance Benefits shall be deemed payable pursuant to the separation pay plan exception set forth at Treasury Regulation Section 1.409A-1(b)(9)(iii). Notwithstanding any provision to the contrary in this Plan, to the extent any payments to a Covered Employee pursuant to this Plan constitute “non-qualified deferred compensation” subject to Code Section 409A or are intended to be exempt from Code Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), then, to the extent required by Code Section 409A or to satisfy such exception, no amount shall be payable hereunder unless the Covered Employee’s termination of employment constitutes a “separation from service” with the Company within the meaning of Code Section 409A and the Department of Treasury regulations and other guidance promulgated thereunder (a “Separation from Service”). Further, notwithstanding anything in the Plan to the contrary, to the extent any amount payable under this Plan that is non-qualified deferred compensation subject to Code Section 409A and is payable in connection with the Covered Employee’s Separation from Service, if the Covered Employee is a “specified employee” within the meaning of Code Section 409A (a “Specified Employee”) as of the date of the Separation from Service (as determined in accordance with Code Section 409A unless otherwise modified by the Company in its written procedures to determine and identify specified employees in effect on the Date of Termination), such amount shall instead be paid or provided to the Covered Employee, without interest, on the earlier of first business day after the date (i) that is six months following the Covered Employee’s Separation from Service or (ii) of the Covered Employee’s death (the “Delayed Payment Date”), to the extent such delayed payment is required to avoid a prohibited distribution under Code Section 409A(a)(2), or any successor provision thereof. Further, to the extent any reimbursements or in-kind benefits due to a Covered Employee under the Plan constitute nonqualified deferred compensation under Code Section 409A, any such reimbursements or in-kind benefits shall be paid to a Covered Employee in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv)(4). For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section

1.409A-2(b)(2)(iii)), a Covered Employee’s right to receive any installment payments under this Plan shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment. In any case where a Covered Employee’s Termination Event and the last day the Release may be considered or, if applicable, revoked fall in two separate taxable years, any payments required to be made to a Covered Employee that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Section 409A of the Code shall be made in the later taxable year.
17.    Claims Procedure. Claims for benefits under the Plan shall be resolved in accordance with Section 503 of ERISA and the Department of Labor regulations thereunder.
(a)    Claims Procedure. Any Covered Employee or their appointed representative (“Claimant”) who believes he or she is entitled to any payment or benefits under the Plan may submit a claim in writing to the Plan Administrator. The claim must state with particularity the determination desired by the Covered Employee. To be considered timely, a claim must be filed within 60 days following the Covered Employee’s termination of employment. If the Claimant’s claim is determined to be valid, the Claimant shall receive benefits under the Plan. The Plan Administrator shall consider the Claimant’s claim within a reasonable time, but no later than 90 days after receiving the claim. If the Plan Administrator determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90-day period. In no event shall such extension exceed a period of 90 days from the end of the initial 90-day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the benefit determination. The Plan Administrator shall notify the Claimant in writing:
(i)    That the Claimant’s requested determination has been made, and that the claim has been allowed in full; or
(ii)    That the Plan Administrator has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:
(iii)    The specific reason(s) for the denial of the claim, or any part of it;
(iv)    Specific reference(s) to pertinent provisions of the Plan upon which such denial was based;
(v)    A description of any additional information or material required by the Plan Administrator to reconsider the claim (to the extent applicable) and an explanation of why such material or information is necessary; and
(vi)    a description of the Plan’s review procedure and time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a benefit claim denial on review.
(b)    Appeal Procedure. On or before 60 days after receiving a notice from the Plan Administrator that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Plan Administrator a written request for a review of the denial of the claim. The Claimant (or the Claimant’s duly authorized representative):
(i)    May, upon request and free of charge, have reasonable access to, and copies of, all pertinent documents, records and other information relevant (as defined in applicable ERISA regulations) to the claim for benefits;

(ii)    May submit written comments, documents, records or other information relating to his or her claim for benefits; and/or may request a hearing, which the Plan Administrator, in its sole and absolute discretion, may grant. The Plan Administrator shall render its decision on review promptly, and no later than 60 days after the Plan Administrator receives the Claimant’s written request for a review of the denial of the claim. If the Plan Administrator determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 60-day period. In no event shall such extension exceed a period of 60 days from the end of the initial 60-day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the benefit determination. In rendering its decision, the Plan Administrator shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The decision must be written in a manner calculated to be understood by the Claimant, and it must contain:
(iii)    Specific reasons for the decision;
(iv)    Specific reference(s) to the pertinent Plan provisions upon which the decision was based;
(v)    A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and
(vi)    A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).
(c)    Exhaustion of Administrative Remedies. The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under the Plan. As to such claims and disputes: (i) no Claimant shall be permitted to commence any legal action to recover benefits or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, until these claims procedures have been exhausted in their entirety; and (ii) in any such legal action, all explicit and all implicit determinations by the Plan Administrator (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law. If a Claimant challenges a decision, a review by the court of law will be limited to the facts, evidence and issues presented during the claims procedures set forth above. Facts and evidence that become known to the Claimant after having exhausted the claims procedure must be brought to the attention of the Plan Administrator for reconsideration of the claims determination. Issues not raised by the Claimant with the Plan Administrator will be deemed waived.
(d)    Deadline to File Action. No legal action to recover benefits under the Plan or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, may be brought by any Claimant on any matter pertaining to the Plan unless the legal action is commenced in the proper forum before the earlier of: (i) 18 months after the Claimant knew or reasonably should have known of the principal facts on which the claim is based; or (ii) six months after the Claimant has exhausted the claims procedure under the Plan. Knowledge of all facts that the claimant knew or reasonably should have known shall be imputed to every Claimant who is or claims to be a beneficiary of a Covered Employee or otherwise claims to derive an entitlement by reference to the Covered Employee for the purpose of applying the previously-specified periods.
(e)    Prevailing Party. The Employers shall pay to the Covered Employee, within 45 days of prevailing in the enforcement action, all reasonable legal and mediation fees and expenses incurred by the Covered Employee in obtaining or enforcing any right or benefit provided by this Plan, except in cases involving frivolous or bad faith litigation initiated by the Covered Employee, provided, however, that all such reimbursements must be made no later than the last day of the third calendar year that begins after the Date of Termination.
18.    Source of Payments. All amounts payable hereunder will be paid from the general funds of the Employer; no separate fund will be established under the Plan; and the Plan will have no assets. Any right of any person to receive any payment under the Plan will be no greater than the right of any other unsecured creditor of the Employer.
19.    Benefits Not Transferable. Except as may be required by law, no benefit eligible to be payable under this Plan to any Covered Employee shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to alienate, sell, transfer, assign, pledge, encumber or charge all or any part of the benefit shall be void; provided, however, that if a terminated Covered Employee dies before the end of the period over which such Covered Employee is entitled to receive Severance Benefits under this Plan, the Severance Benefits payable hereunder shall be paid to the estate of such Covered Employee or to the person or legal entity who acquired the rights to such benefits by bequest or inheritance (the “Beneficiary”). Except as may be provided by law, no benefit shall in any manner be subject to the debts, contracts, liabilities, engagements, or torts of any Covered Employee, nor shall it be subject to attachment or legal process for, or against, the Covered Employee and the same shall not be recognized under this Plan.
20.    Governing Law. Except to the extent covered by ERISA, this Plan shall be construed under and be governed in all respects by the laws of the State of California.
21.    Successors. This Plan shall inure to the benefit of and be binding upon the Employers and the Covered Employees, their respective successors, executors, administrators, heirs and permitted assigns. Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) will assume the obligations under the Plan and agree expressly to perform the obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Plan, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of the Plan by operation of law, or otherwise.
22.    No Right To Employment; Employment at Will. Nothing in this Plan shall be construed as giving any person the right to be retained in the employment of an Employer, nor shall it affect the right of an Employer to dismiss a Covered Employee without any liability except as required by this Plan or otherwise modify the employee’s at will employment relationship with any Employer. This Plan is not a contract of employment between any Employer and any employee.
23.    Complete Statement of Plan. This Plan document (which incorporates the applicable Appendix(ces) by reference) contains a complete statement of the Plan’s terms and supersedes all prior statements with respect to the Plan’s terms. No other evidence, whether written or oral, shall be taken into account in interpreting the provisions of the Plan. In the event of a conflict between a provision in this Plan document and any booklet, brochure, presentation, or other communication (whether written or oral), the provision of this Plan document shall control.
24.        No Third-Party Beneficiaries. This Plan shall not give any rights or remedies to any person other than Covered Employees hereunder (or their estates or beneficiaries, in the event of a Covered Employee’s death) and the Company.
[Signature Page Follows]

IN WITNESS WHEREOF, the Company has executed this Plan to be effective as set forth above.
ESSEX PROPERTY TRUST, INC.

By: /s/ BARBARA PAK
Name: Barbara Pak
Title: Executive Vice President and Chief Financial Officer

GENERAL INFORMATION
Plan Administrator:	Compensation Committee of the Board of Directors Essex Property Trust, Inc. 1100 Park Place, Suite 200 San Mateo, CA 94403-7107 Tel: (650) 655-7800
Direct Questions Regarding the Plan to:	Compensation Committee of the Board of Directors Essex Property Trust, Inc. 1100 Park Place, Suite 200 San Mateo, CA 94403-7107 Tel: (650) 655-7800

APPENDIX A:
NON-CIC CASH SEVERANCE PAYMENTS

Years of Service	Senior Vice President Weeks of Base Salary	Executive Vice President Weeks of Base Salary
Less than 5 Years of Service	8 Weeks	8 Weeks
5 Years of Service or more, but less than 10 Years of Service	16 Weeks	26 Weeks
10 Years of Service or more, but less than 15 Years of Service	32 Weeks	52 Weeks
15 Years of Service or more, but less than 20 Years of Service	40 Weeks	52 Weeks
20 Years of Service or more	52 weeks	52 weeks

For purposes of this Appendix A, “Weekly Base Pay” means (i) a Covered Employee’s annual base salary as in effect on the date of his or her Non-CIC Termination Event, divided by (ii) 52.
For purposes of this Appendix A, “Year of Service” means a full twelve-month period of employment, calculated in accordance with the Employer’s policy, beginning with the Covered Employee’s date of hire or, in the case of a Covered Employee who is rehired or reemployed or hired following termination of employment, the most recent date of rehire, reemployment or hire. For any Covered Employee that is on a Company approved leave of absence at the time he or she becomes eligible for a Non-CIC Cash Severance Payment, the Covered Employee’s Years of Service will be determined without regard to any period following the Covered Employee’s commencement of such leave of absence. Covered Employees shall receive no credit for partial Years of Service. Years of Service shall not include service for any period for which a severance payment has been made by the Employer because of any earlier employment termination.